EXHIBIT 99.2
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Tuesday December 19, 10:00 a.m. Eastern Time

Company Press Release

SOURCE: FieldPoint Petroleum Corporation
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FieldPoint  Petroleum   Corporation   Acquires  Interest  In  Property;   Boosts
Production and Earnings Prospects

AUSTIN,TX Dec.  19/PRNewswire/ -- FieldPoint Petroleum Corporation (OTC Bulletin
Board: FPPC-the "Company") announced today the acquisition of 20.64% working interest representing a 16.19% net revenue interest in 30 wells located in Grady County, Oklahoma, from a privately held independent oil and gas company with assets in excess of $300 million. Belco Energy is the operator. In a competitive bid process, FieldPoint was the high bid, paying $1.0 million for its interest, financed through its credit facility.

The interest being acquired currently produces 89 barrels of oil equivalent per day (BOE) to FieldPoint with the Company's interest consisting of proven reserves of 216,000 BOE. This acquisition increases the Company's proved reserves from 966,000 BOE reported on January 1, 2000, to approximately 1,144,949 BOE. Furthermore, as a result of this transaction, the Company's daily production will increase from 170 BOE as reported on January 1, 2000 to 259 BOE, representing an increase of 52%.

According to FieldPoint's President, Ray D. Reaves, "This acquisition demonstrates the Company's commitment to expand its reserve base and increase production and cash flow through the acquisition and development of low risk producing oil and gas properties. In an effort to continue to increase production from this acquisition two additional wells will be drilled on the property, the first of which is currently underway."

FieldPoint Petroleum Corporation (OTCBB: FPPC) is engaged in oil and gas exploration, production and acquisition, primarily in Oklahoma, Texas and Wyoming. The Company's business strategy is to continue to expand its reserve base and increase production and cash flow through the acquisition and development of low risk producing oil and gas properties which offer the opportunity for moderate to high returns on investment. Additional information about FieldPoint Petroleum Corporation may be obtained by contacting the Company's CEO, Ray D. Reaves, at (512)250-8692 or Parrish B. Ketchmark at
(800)220-8174, or by visiting the Company's website at http://www.fppc.com.

This release contains certain forward-looking statements within the meaning of the Federal Securities Laws. Such statements are based on assumptions that the Company believes are reasonable, but which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the Company's periodic filings with the Securities and Exchange Commission, (www.sec.gov), including its Annual Report on Form 10-KSB for the year ended December 31,1999.